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Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Investors/Financial Analysts: Lorraine McDonough Vice President Corporate Development Liberate Technologies (650) 701-6198 lorraine@liberate.com	Press/Industry Analysts: Jennifer Graham Vice President Marketing Communications Liberate Technologies (650) 701-6295 jgraham@liberate.com

LIBERATE UPDATES STATUS OF INVESTIGATION;
WITHDRAWS GUIDANCE

SAN CARLOS, Calif., November 21, 2002—Liberate Technologies (NASDAQ: LBRTE) today updated the status of its previously announced accounting investigation.

On October 15, 2002, Liberate announced that its Audit Committee was conducting an investigation based on its discovery of facts that called into question the appropriateness and timing of the recognition of $1.84 million in license revenues from a single transaction recorded in the fourth quarter of its 2002 fiscal year (which ended on May 31, 2002). Liberate also announced that it would file a restated Form 10-K/A and a delayed first-quarter Form 10-Q when the review was completed.

Since that time, Liberate has been working closely with PricewaterhouseCoopers, its independent auditors, and Latham & Watkins, the independent counsel engaged by the Audit Committee, to investigate in detail additional fiscal 2002 transactions. Liberate has discovered facts that call into question the appropriateness and timing of revenue recognition for various transactions (including the original $1.84 million transaction) that accounted for a total of approximately $10 million in revenue during its 2002 fiscal year and the first quarter of its 2003 fiscal year. Liberate is also investigating additional transactions. In connection with that investigation, Liberate has placed its Chief Operating Officer, Donald Fitzpatrick, on leave pending the conclusion of the investigation.

Liberate also announced that it was withdrawing its previously issued revenue and earnings guidance for future quarters. In view of the difficult economic environment and the ongoing investigation, the company currently expects that pro forma revenues for the current quarter will be materially below its previous guidance of $15-20 million and pro forma basic net loss per share materially greater than its previous guidance of $0.12-$0.16.

Liberate currently expects to issue a restated Form 10-K/A and file its first-quarter 10-Q in December 2002.

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements about Liberate's revenue recognition and financial results for its 2002 fiscal year and the first quarter of fiscal 2003, the projected timing of Liberate's restated Form 10-K/A and delayed Form 10-Q, and estimates as to Liberate's pro forma revenues and basic net loss per share for the second quarter of fiscal 2003. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially. Liberate may determine that it should make further accounting adjustments for the transactions it is currently evaluating and adjustments for additional transactions that occurred during fiscal 2002 and 2003 or prior years. Such accounting adjustments may materially increase the amount of the adjustments that Liberate currently believes it will record, and may require a restatement of additional periods. Liberate may take additional employment actions that could affect its future business prospects and results of operations. Liberate and its auditors may not complete their evaluation in time to file the restated Form 10-K/A and first-quarter Form 10-Q by December 2002.

About Liberate Technologies

Liberate Technologies is a leading provider of digital infrastructure software and services for cable, satellite, and telecommunications networks. Liberate's open-platform software for Digital Services Automation (DSA) lets network operators efficiently manage video, voice, and data on high-capacity digital networks. Liberate supports a wide variety of services, including enhanced TV, on-demand video, service management, and voice and high-speed data communications. Liberate can be found on the World Wide Web at http://www.liberate.com.

NOTE: Liberate and the Liberate design are registered trademarks of Liberate Technologies. Other product names used in association with these registered trademarks are trademarks of Liberate Technologies.

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  Exhibit 99.1
LIBERATE UPDATES STATUS OF INVESTIGATION; WITHDRAWS GUIDANCE